Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020 C O N T A C T
Jennifer A. Olson-Goude Investor Relations Tel: 612-303-6277	Rob Litt Media Relations Tel: 612-303-8266
F O R   I M M E D I A T E    R E L E A S E
Piper Jaffray Companies Announces
Second Quarter Results
MINNEAPOLIS — July 18, 2007 — Piper Jaffray Companies (NYSE: PJC) today announced net income from continuing operations of $10.4 million, or $0.58 per diluted share, for the quarter ended June 30, 2007, up from $7.9 million, or $0.40 per diluted share, in the year-ago period and down from $14.7 million, or $0.82 per diluted share, in the first quarter of 2007.
For the quarter ended June 30, 2007, net income including discontinued operations was $9.3 million, or $0.52 per diluted share, up from $4.1 million, or $0.21 per diluted share, in the year-ago period, and down from $13.4 million, or $0.74 per diluted share, in the first quarter of 2007.
For the first six months of 2007, net income from continuing operations was $25.1 million, or $1.40 per diluted share, compared to $26.6 million, or $1.37 per diluted share, for the year-ago period. The first six months of 2006 included a net gain of $5.6 million, or $0.29 per diluted share, related to the company’s ownership of two seats on the New York Stock Exchange, Inc. Net revenues of $259.5 million year-to-date represent an 8 percent increase over the same period last year.
“We improved our performance over the year-ago period but our revenues and profitability were below our strong results in the first quarter of 2007. Our equities financing and public finance revenues were strong but were more than offset by lower advisory services revenues,” said Chairman and Chief Executive Officer Andrew S. Duff.

“We continue to execute our growth strategy, and recently we were very pleased to announce a definitive agreement for the acquisition of Goldbond Capital Holdings Limited with capital markets capability in Hong Kong. With Goldbond, Piper Jaffray will have the ability to raise capital for companies and serve institutional clients globally,” said Duff.
Results of Continuing Operations
Second Quarter
Net Revenues
For the second quarter of 2007, continuing operations generated net revenues of $122.6 million, up 17 percent from $105.3 million for the second quarter of 2006. Revenues declined 11 percent from the first quarter of 2007.
Investment Banking
For the second quarter of 2007, total investment banking revenues were $77.8 million, up 19 percent compared to the second quarter of 2006, and down 9 percent compared to the first quarter of 2007.
•	Equity and equity-linked financing revenues were $40.8 million, up 51 percent compared to the year-ago period, mainly due to the completion of more public equity offerings. Equity financing revenues were essentially the same compared to the first quarter of 2007.

•	Advisory services revenues were $11.7 million, down 35 percent and 53 percent compared to the year-ago period and the first quarter of 2007, respectively. The declines were due to fewer completed mergers and acquisitions transactions and lower average revenue per transaction.

•	Debt financing revenues were $25.2 million, up 25 percent and 26 percent compared to the second quarter of 2006 and the first quarter of 2007, respectively. The strong revenue growth was driven by robust public finance underwritings.

Following is a recap of completed deal information for the second quarter of 2007:
•	34 equity and equity-linked financings raising a total of $4.5 billion in capital. The company was bookrunner on 7 of the equity financings. Of the completed transactions, 28 were U.S. public offerings, placing the company 15th nationally, based on the number of completed transactions. (Source: Dealogic)

•	7 mergers and acquisitions transactions with an aggregate enterprise value of $4.2 billion. The number of deals and aggregate value include disclosed and undisclosed transactions. (Source: Piper Jaffray)

•	138 tax-exempt issues with a total par value of $2.2 billion, ranking the company fifth nationally, based on the number of completed transactions. (Source: Thomson Financial)
Institutional Sales and Trading
For the second quarter of 2007, institutional sales and trading generated revenues of $44.0 million, essentially the same as the year-ago quarter and down 12 percent compared to the first quarter of 2007.
•	Equities sales and trading revenues were $28.0 million, down 9 percent from the year-ago period and down 10 percent compared to the first quarter of 2007. The declines were mainly driven by lower trading volumes.

•	Fixed income sales and trading revenues were $16.0 million, up 24 percent compared to the year-ago period, mainly driven by stronger high-yield and structured products revenues. Revenues declined 16 percent compared to the first quarter of 2007, mainly due to lower high-yield and structured products revenues, which were particularly strong in the first quarter.
Non-Interest Expenses
For the second quarter of 2007, compensation and benefits expense was $71.7 million, up 18 percent compared to the year-ago period and down 11 percent compared to the first quarter of 2007. The compensation ratio for the second quarter was 58.5 percent, up from 57.6 percent in the year-ago period and consistent with the first quarter of 2007.

Non-compensation expenses were $35.7 million for the current quarter, up 10 percent and 4 percent, compared to the year-ago period and the first quarter of 2007, respectively. The increased costs were mainly attributable to higher occupancy expenses related to an office relocation, increased professional fees for implementing a new capital markets back office system, and legal expenses.
For the second quarter of 2007, pre-tax operating margin from continuing operations was 12.4 percent, compared to 11.6 percent in the year-ago period and 16.5 percent in the first quarter of 2007.
Results of Discontinued Operations
Second Quarter
Discontinued operations relate to the Private Client Services business, which the company sold to UBS Financial Services on Aug. 11, 2006.
For the quarter ended June 30, 2007, discontinued operations recorded a net loss of $1.1 million, or $0.06 per diluted share, for costs primarily related to decommissioning a retail-oriented back office system. The company anticipates it will incur additional expenses in the third quarter of 2007 related to decommissioning this system.
Additional Shareholder Information

	As of June 30, 2007	As of Mar. 31, 2007	As of June 30, 2006
Full time employees:	1,095	1,091	2,638
Shareholders’ equity:	$947 million	$931 million	$807 million
Annualized Return on Average Tangible Shareholders’ Equity[1]	5.3%	7.7%	3.4%
Book value per share:	$55.46	$54.56	$43.51
Tangible book value per share:	$41.86	$40.92	$26.30

[1]	Tangible shareholders’ equity equals total shareholders’ equity less goodwill and identifiable intangible assets. Annualized return on average tangible shareholders’ equity is computed by dividing annualized net earnings by average monthly tangible shareholders’ equity. Management believes that annualized return on tangible shareholders’ equity is a meaningful measure of performance because it reflects the tangible equity deployed in our businesses. This measure excludes the portion of our shareholders’ equity attributable to goodwill and identifiable intangible assets. The majority of our goodwill is a result of the 1998 acquisition of our predecessor company, Piper Jaffray Companies Inc., and its subsidiaries by U.S. Bancorp. The following table sets forth a reconciliation of shareholders’ equity to tangible shareholders’ equity. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity.

	Average for the
	Three Months Ended	Three Months Ended	As of
(Dollars in thousands)	June 30, 2007	June 30, 2006	June 30, 2007
Shareholders’ equity	$938,091	$802,229	$947,319
Deduct: Goodwill and identifiable intangible assets	232,434	319,634	232,234

Tangible shareholders’ equity	$705,657	$482,595	$715,085

Conference Call
Andrew S. Duff, chairman and chief executive officer, and Thomas P. Schnettler, vice chairman and chief financial officer, will host a conference call to discuss first quarter results on Wednesday, July 18 at 9 a.m. ET (8 a.m. CT). The call can be accessed via live audio webcast available through the company’s web site at www.piperjaffray.com or by dialing (866) 244-9933, or (706) 758-0864 internationally, and referring to conference ID 5690643 and the leader’s name, Andrew Duff. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 11 a.m. ET on April 18, 2007 at the same web address or by calling (800) 642-1687, or (706) 645-9291 internationally.
About Piper Jaffray
Piper Jaffray Companies is a leading, international middle-market investment bank and institutional securities firm, serving the needs of middle market corporations, private equity groups, public entities, nonprofit clients and institutional investors. Founded in 1895, Piper Jaffray provides a comprehensive set of products and services, including equity and debt capital markets products; public finance services; mergers and acquisitions advisory services; high-yield and structured products; institutional equity and fixed-income sales and trading; and equity and high-yield research. With headquarters in Minneapolis, Piper Jaffray has 25 offices across the United States and international locations in London and Shanghai. Piper Jaffray & Co. is the firm’s principal operating subsidiary. (NYSE: PJC) (http://www.piperjaffray.com)
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, the future prospects of Piper Jaffray Companies. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) the acquisition of Fiduciary Asset Management, LLC (FAMCO) or of Goldbond Capital Holdings Limited (Goldbond) may not be completed, or completed within the expected timeframe, (2) costs or difficulties relating to the integration of the FAMCO or Goldbond and Piper Jaffray businesses may be greater than expected and may adversely affect our results of operations and financial condition, (3) the expected benefits of the FAMCO or Goldbond acquisitions may take longer than anticipated to achieve and may not be achieved in their entirety or at all, (4) the proposed transaction with Goldbond would expand our international operations, which are subject to unique risks such as the risk of non-compliance with foreign laws and regulations and economic and political conditions in the countries where we operate; (5) developments in market and economic conditions have in the past adversely affected, and may in the future adversely affect, our business and profitability, (6) developments in specific sectors of the economy have in the past adversely affected, and may in the future adversely affect, our business and profitability, (7) we may not be able to compete successfully with other companies in the financial services industry who are often larger and better capitalized than we are, (8) we have experienced significant pricing pressure in areas of our business, which may impair our revenues and profitability, (9) the volume of anticipated investment banking transactions may differ from actual results, (10) our ability to attract, develop and retain highly skilled and productive employees is critical to the success of our business, (11) our underwriting and market-making activities may place our capital at risk, (12) an inability to readily divest or transfer trading positions may result in financial losses to our business, (13) use of derivative instruments as part of our risk management techniques may place our capital at risk, while our risk management techniques themselves may not fully mitigate our market risk exposure, (14) an inability to access capital readily or on terms favorable to us could impair our ability to fund operations and could jeopardize our financial condition, (15) it is inherently difficult to predict accurately the timing and outcome of legal proceedings and the amounts of legal reserves are difficult to determine and subject to future revision; accordingly future results of operations could be adversely affected if reserves are required to be increased or legal proceedings are resolved in excess of established reserves, (16) increases in capital commitments in our proprietary trading, investing and similar activities increase the potential for significant losses, (17) we may make strategic acquisitions of businesses, engage in joint ventures or divest or exit existing businesses, which could cause us to incur unforeseen expense and have disruptive effects on our business but may not yield the benefits we expect, (18) our technology systems, including outsourced systems, are critical components of our operations, and failure of those systems or other aspects of our operations infrastructure may disrupt our business, cause financial loss and constrain our growth, (19) our business is subject to extensive regulation that limits our business activities, and a significant regulatory action against our company may have a material adverse financial effect or cause significant reputational harm to our company, (20) regulatory capital requirements may limit our ability to expand or maintain present levels of our business or impair our ability to meet our financial obligations, (21) the amount and timing of restructuring expenses associated with acquisition and divestiture activity are difficult to predict accurately, and our estimates may differ from actual results, (22) our exposure to legal liability is significant, and could lead to substantial damages, (23) we may suffer losses if our reputation is harmed, (24) our stock price may fluctuate as a result of several factors, including but not limited to changes in our revenues and operating results, (25) provisions in our certificate of incorporation and bylaws and of Delaware law may prevent or delay an acquisition of our company, which could decrease the market value of our common stock, and (26) other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006, and updated in our subsequent reports filed with the SEC. These reports are available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
Since 1895. Member SIPC and NYSE.
© 2007 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020
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Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	Three Months Ended			Percent Inc/(Dec)		Six Months Ended
(Amounts in thousands,	Jun. 30,	Mar. 31,	Jun. 30,	2Q '07	2Q '07	Jun. 30,	Jun. 30,	Percent
except per share data)	2007	2007	2006	vs. 1Q '07	vs. 2Q '06	2007	2006	Inc/(Dec)
Revenues:
Investment banking	$75,597	$83,733	$63,604	(9.7)%	18.9%	$159,330	$134,085	18.8%
Institutional brokerage	37,174	41,928	38,157	(11.3)	(2.6)	79,102	82,818	(4.5)
Interest	13,816	17,410	13,521	(20.6)	2.2	31,226	28,206	10.7
Other income	406	581	(889)	(30.1)	N/M	987	12,396	(92.0)

Total revenues	126,993	143,652	114,393	(11.6)	11.0	270,645	257,505	5.1

Interest expense	4,417	6,702	9,143	(34.1)	(51.7)	11,119	17,296	(35.7)

Net revenues	122,576	136,950	105,250	(10.5)	16.5	259,526	240,209	8.0

Non-interest expenses:
Compensation and benefits	71,707	80,116	60,653	(10.5)	18.2	151,823	133,577	13.7
Occupancy and equipment	8,849	7,722	6,718	14.6	31.7	16,571	14,827	11.8
Communications	5,997	6,259	5,593	(4.2)	7.2	12,256	10,976	11.7
Floor brokerage and clearance	4,176	3,515	3,373	18.8	23.8	7,691	6,048	27.2
Marketing and business development	6,380	5,681	6,122	12.3	4.2	12,061	11,301	6.7
Outside services	9,122	7,317	6,836	24.7	33.4	16,439	13,128	25.2
Cash award program	390	356	886	9.6	(56.0)	746	2,161	(65.5)
Other operating expenses	804	3,400	2,910	(76.4)	(72.4)	4,204	7,347	(42.8)

Total non-interest expenses	107,425	114,366	93,091	(6.1)	15.4	221,791	199,365	11.2

Income from continuing operations before income tax expense	15,151	22,584	12,159	(32.9)	24.6	37,735	40,844	(7.6)

Income tax expense	4,774	7,862	4,230	(39.3)	12.9	12,636	14,209	(11.1)

Net income from continuing operations	10,377	14,722	7,929	(29.5)	30.9	25,099	26,635	(5.8)

Income/(loss) from discontinued operations, net of tax	(1,051)	(1,304)	(3,792)	(19.4)	(72.3)	(2,355)	1,359	(273.3)

Net income	$9,326	$13,418	$4,137	(30.5)%	125.4%	$22,744	$27,994	(18.8)%

Earnings per basic common share
Income from continuing operations	$0.61	$0.86	$0.43	(29.1)%	41.9%	$1.47	$1.44	2.1%
Income/(loss) from discontinued operations	(0.06)	(0.08)	(0.20)	(25.0)	(70.0)	(0.14)	0.07	N/M

Earnings per basic common share	$0.55	$0.79	$0.22	(30.4)%	150.0%	$1.33	$1.51	(11.9)%

Earnings per diluted common share
Income from continuing operations	$0.58	$0.82	$0.40	(29.3)%	45.0%	$1.40	$1.37	2.2%
Income/(loss) from discontinued operations	(0.06)	(0.07)	(0.19)	(14.3)	(68.4)	(0.13)	0.07	N/M

Earnings per diluted common share	$0.52	$0.74	$0.21	(29.7)%	147.6%	$1.27	$1.44	(11.8)%

Weighted average number of common shares outstanding
Basic	17,073	17,071	18,556	—%	(8.0)%	17,072	18,509	(7.8)%
Diluted	17,919	18,018	19,669	(0.5)%	(8.9)%	17,969	19,408	(7.4)%
N/M — Not meaningful

Piper Jaffray Companies
Preliminary Unaudited Revenues From Continuing Operations (Detail)

	Three Months Ended			Percent Inc/(Dec)		Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	2Q '07	2Q '07	Jun. 30,	Jun. 30,	Percent
(Dollars in thousands)	2007	2007	2006	vs. 1Q '07	vs. 2Q '06	2007	2006	Inc/(Dec)
Investment banking
Financing
Equities	$40,801	$40,710	$26,967	0.2%	51.3%	$81,511	$59,754	36.4%
Debt	25,247	20,026	20,272	26.1	24.5	45,273	36,725	23.3
Advisory services	11,706	24,876	17,934	(52.9)	(34.7)	36,582	40,525	(9.7)

Total investment banking	77,754	85,612	65,173	(9.2)	19.3	163,366	137,004	19.2

Institutional sales and trading
Equities	28,013	31,110	30,800	(10.0)	(9.0)	59,123	62,961	(6.1)
Fixed income	16,036	19,133	12,890	(16.2)	24.4	35,169	33,063	6.4

Total institutional sales and trading	44,049	50,243	43,690	(12.3)	0.8	94,292	96,024	(1.8)

Other income	773	1,095	(3,613)	(29.4)	N/M	1,868	7,181	(74.0)

Net revenues	$122,576	$136,950	$105,250	(10.5)%	16.5%	$259,526	$240,209	8.0%

N/M — Not meaningful